STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/11/2023

Work Order Item Number:	W2023011100402-2626094
Filing Number:	20232874672
Filing Type:	Certificate of Designation
Filing Date/Time:	1/10/2023 2:44:00 PM
Filing Page(s):	8

Indexed Entity Information:

Entity ID: E0050672018-3

Entity Name: ELITE PERFORMANCE HOLDING CORP.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

Legalinc Corporate Services Inc.

1810 East Sahara Avenue, Suite 215, Las Vegas, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E0050672018-3
[signature]	Filing Number 20232874672
Secretary of State State Of Nevada	Filed On 1/10/2023 2:44:00 PM
	Number of Pages 8

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: ELITE PERFORMANCE HOLDING CORP. Entity or Nevada Business Identification Number (NVID): NV20181074456
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: PREFERRED STOCK
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* SERIES X PREFERRED STOCK
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 1/10/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

SERIES X PREFERRED STOCK

OF

ELITE PERFORMANCE HOLDING CORP.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED FURTHER, that Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series X Preferred Stock;

RESOLVED, that the Corporation is authorized to issue Series X Preferred Stock on the following terms and with the provisions herein set forth:

(1). Designation and Number of Shares. Of the 35,000,000 shares of preferred stock, \$0.0001 par value per share ("Preferred Stock"), authorized pursuant to Article III of the Articles of Incorporation, 10,000,000 shares were previously designated as Series A Super Voting Preferred Stock, par value \$0.0001 per share (the "Series A Super Voting Preferred Stock"), and the Corporation now hereby designates 25,000,000 shares of preferred stock, \$0.0001 par value per share, as Series X Preferred Stock, with the following powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions

(2). Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock that are in existence or may, from time to time, come into existence, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Series X Preferred Stock and the Corporation's common stock, par value \$0.0001 per share ("Common Stock"), with each outstanding share of the Series X Preferred Stock being entitled to receive an amount or value equal to the Conversion Rate (as defined below) multiplied by the amount to be distributed to one share of Common Stock.

(3). Redemption. The Series X Preferred Stock does not have any redemption rights.

(4). Dividends. The Series X Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series X Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Rate multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Series X Preferred Stock will have the same record and payment date and terms as the dividend payable on the Common Stock.

(5) Conversion of Preferred Stock. Each one (1) share of Series X Preferred Stock shall be convertible into ten (10) shares of fully paid and nonassessable shares of Common Stock of the Corporation, at the option of the holder thereof, at any time after the issuance of such shares.

(a) Notwithstanding the foregoing, in no event shall any holder of shares of Series X Preferred Stock be entitled to convert any shares of Series X Preferred Stock, and the Corporation shall not affect any conversion of the Series X Preferred Stock, to the extent that the number of shares of Common Stock issuable upon the conversion would result in beneficial ownership by the holder, its affiliates and any persons acting as a group together with such holder or its affiliates of more than 9.99% (the "Beneficial Ownership Limitation") of the outstanding shares of Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series X Preferred Stock held by the applicable holder. For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such the holder, its affiliates and any persons acting as a group together with such holder or its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series X Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series X Preferred Stock beneficially owned by such holder, its affiliates and any persons acting as a group together with such holder or its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, this Series X Preferred Stock) beneficially owned by such holder, its affiliates and any persons acting as a group together with such holder or its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership

shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its Series X Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series X Preferred Stock held by the Holder and the provisions of this paragraph shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Series X Preferred Stock.

(b) Procedures for Exercise of Conversion Rights. The holders of shares of Series X Preferred Stock may exercise their conversion rights as to such shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series X Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, by email attachment or facsimile, a written notice stating that the holder elects to convert such shares of Series X Preferred Stock ("Notice of Conversion"), followed by, if required hereunder, the certificate or certificates for the shares to be converted hereunder within five (5) business days thereafter. Conversion shall be deemed to have been affected on the date when such delivery of the Notice of Conversion is made, and such date is referred to herein as the "Conversion Date." No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. As promptly as practicable after the Conversion Date, but not later than two (2) business days after the Conversion Date ("Share Delivery Date"), the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 5(e) below, which, on or after the earlier of (i) the six month anniversary of the original issue date or (ii) the date on which an effective registration statement registers the resale of the Conversion Shares, shall be free of restrictive legends and trading restrictions and the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions. The holder shall be deemed to have become a shareholder of record on the Conversion Date. To effect conversions of shares of Series X Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series X Preferred Stock to the Corporation unless all of the shares of Series X Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series X Preferred Stock promptly following the Conversion Date at issue.

(c) If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series X Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(d) In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (I) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series X Preferred Stock. If more than one share of Series X Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series X Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series X Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

(f) Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series X Preferred Stock. The Corporation shall

not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series X Preferred Stock so converted were registered , and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount ofany such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series X Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

(h) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series X Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion , the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(i) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series X Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(j) Status of Converted Preferred Stock. In case any shares of Series X Preferred Stock shall be converted pursuant to this Section 5, the shares so converted shall be canceled and the number of shares of Series X Stock so canceled will again be issuable by the Corporation.

(6). Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series X Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to the date of the Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of the Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares

of Common Stock or other similar event (including the Reverse Split), then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Series X Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Series X Preferred Stock shall have the right thereafter to receive upon the conversion of the Series X Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series X Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(d) Successive Changes. The provisions of this Section 6 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(7). Voting Rights. The holders of record of shares of Series X Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law; and

(b) The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each One (1) share of Series X Preferred Stock shall equal the voting power of Ten (10) shares of Common Stock.

(c) Whenever holders of Series X Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series X Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series X Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series X Preferred Stock, as set forth in this Section 7(c).

(8). No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in

the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series X Preferred Stock against impairment.

(9). No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series X Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series X Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(10). Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series X Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(11). Notices. Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Series X Preferred Stock of ELITE PERFORMANCE HOLDING CORP. to be given to the holders of shares of Series X Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(12). Return of Status as Authorized Shares. Upon the Mandatory Conversion or any other redemption or extinguishment of the Series X Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.